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                        EXHIBIT 15.2 -- LETTER RE: UNAUDITED
                            INTERIM FINANCIAL INFORMATION


Board of Directors
Price Enterprises, Inc.


We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-60999) pertaining to the Price Enterprises 1995 Combined Stock Grant and Stock Option Plan and the Price Enterprises Directors' 1995 Stock Option Plan of our report dated April 10, 1996 relating to the unaudited consolidated interim financial statements of Price Enterprises, Inc. which are included in its Form 10-Q for the quarter ended March 17, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of a registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




Ernst & Young LLP
San Diego, California
April 10, 1996



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